Exhibit 10.21

CONIFER HOLDINGS, INC.

___________________________________

SECOND AMENDMENT

Dated as of June 21, 2019

to the

AMENDED AND Restated NOTE PURCHASE AGREEMENT

Dated as of September 29, 2017

___________________________________

RE:$30,000,000 8% Subordinated Notes due 2032

SECOND Amendment to the Note Purchase Agreement

This Second Amendment dated as of June 21, 2019 (the or this “First Amendment”) to the Note Purchase Agreement dated as of September 29, 2017, is between Conifer Holdings, Inc., a Michigan corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

Recitals:

A.The Company and each of the Purchasers listed on Schedule A to the Note Purchase Agreement (defined below) have heretofore entered into the Note Purchase Agreement dated as of September 29, 2017 (the “Note Purchase Agreement”).  The Company and each of the Purchasers listed on Schedule A to the Note Purchase Agreement (defined below) have heretofore also entered into the First Amendment to the Note Purchase Agreement dated as of September 29, 2017 on June 21, 2018, (the “First Amendment to the Note Purchase Agreement”).  The Company has heretofore issued $30,000,000 aggregate principal amount of its 8% Subordinated Notes due September 29, 2032 (the “Notes”) pursuant to the Note Purchase Agreement and the First Amendment to the Note Purchase Agreement.  The Noteholders constitute the Required Holders as defined in the Note Purchase Agreement.

B.The Company and the Noteholders now desire to amend the Note Purchase Agreement again, in the respects, but only in the respects, hereinafter set forth.
C.Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.	Amendments.
Section 1.1.The following definitions set forth in Schedule B of the Note Purchase Agreement are amended and restated in their entireties to read as follows:

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money (excluding trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations under Capital Leases, (c) all obligations in respect of letters of credit, acceptances or similar obligations issued or created for the account of the Company or any of its Subsidiaries as of such date, other than insurance contracts issued by the Company or any of its Subsidiaries in the ordinary course of business, (d) net obligations in respect of interest rate or currency obligation swaps, hedges or similar arrangements (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), (e) amounts owed as deferred purchase price for the purchase of any property or services (other than trade payables incurred in the ordinary course of business), (f) all indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all liabilities of Company or any Subsidiary under any securitization, any so-called “synthetic lease” or “tax ownership operating lease” or any other off balance sheet transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on a balance sheet of such Person, based on the outstanding amount of such liability if it had been structured as a financing on the balance sheet of such Person, (h) all obligations of such Person to purchase, redeem, retire, void or otherwise make any payment in respect of any mandatorily redeemable capital stock, and (i) obligations to guarantee any of the foregoing obligations on behalf of any Person other than the Company and its Subsidiaries; provided that standard trust accounts, deposit requirements or obligations of regulatory agencies and any collateral requirements or obligations of other insurance business partners in the normal course of business shall not constitute Indebtedness.

“Insurance Subsidiary” means any Subsidiary of the Company, the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable insurance rules and regulations of its state of domicile.

“Permitted Liens” means, with respect to any Person, (A) to the extent incurred in the normal course of business (i) rights of third parties with respect to standard trust accounts, (ii) deposit requirements or similar obligations of regulatory agencies, and (iii) any collateral requirements or obligations of other insurance business partners including the Federal Home Loan Bank of Indiana relating to loans issued to the Insurance Subsidiaries, (B) Liens securing Indebtedness permitted in Section 10.2(b), Section 10.2(c) or Section 10.2(e), (C) Liens for taxes, fees, assessments or other governmental charges which are not past due or remain payable without penalty or which are disputed in good faith and in appropriate proceedings, and for which the Company or a Subsidiary has established  adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, (D) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than sixty (60) days or are disputed in good faith by appropriate proceedings, provided that in the case of any such dispute (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended and (ii) such provision for the payment of such liens and encumbrances has been made in accordance with GAAP on the books of such Person, (E) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are disputed in good faith by appropriate proceedings, provided that in the case of any such dispute (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended and (ii) such provision for the payment of such liens has been made in accordance with GAAP on the books of such Person, (F)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made in accordance with GAAP on the books of such Person, (G) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which to not materially interfere with the business of such Person, (H) liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 12 and (I) other Liens incurred in the ordinary course or which are not material in amount or nature and which do not secure Indebtedness.

“Tangible Net Worth” means as of any date Net Worth less the Intangible Assets of the Company and its consolidated Subsidiaries, excluding the cumulative impact to Tangible Net Worth from changes in net unrealized gains or losses from investments since December 31, 2017, and plus the amount of liabilities recorded on the balance sheet attributable to deferred gains from the Adverse Development Cover, all determined as of such date.  For purposes of this Agreement, “Intangible Assets” means the amount (to the extent reflected in determining such Net Worth) of goodwill, patents, trademarks, service marks, trade names, customer lists, renewal rights, copyrights, organization, and research and/or development expenses.  For purposes of this definition, net unrealized gains or losses shall have the meaning as applied in GAAP without giving effect to the Financial Accounting Standards Board’s Accounting Standards Update No. 2016-01, Financial Instruments (Topic 825): Recognition and Measurement of Financial Assets and Financial Liabilities.

Section 1.2.The following shall be added as new definitions in alphabetical order to Schedule B of the Note Purchase Agreement:
“Adverse Development Cover” means the Swiss Re Adverse Development Cover as described in the document “ADC Binding Quote Conifer 2017 08 31.”

“Hedging Contract” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Senior Loan Agreement” means that certain Credit Agreement dated as of June 21, 2018, between the Company and The Huntington National Bank, as the same may be amended or modified from time to time.

Section 1.3.Section 10.2 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

10.2Indebtedness.

The Company will not, and will not permit its Subsidiaries to, become or remain obligated for any Indebtedness, except:

(a) Indebtedness to each holder of a Note;

(b)Indebtedness of the Company under Capital Leases for office machinery in existence as of the Closing Date not to exceed in the aggregate $100,000;

(c)Indebtedness of the Company arising under the Senior Loan Agreement or any replacement or refinancing thereof in a principal amount not to exceed $10,000,000 in the aggregate;

(d)Indebtedness existing as of the Closing Date and listed on Schedule 10.2;

(e)Indebtedness (including purchase money indebtedness) incurred in connection with the acquisition, construction or improvement of fixed or capital assets (whether pursuant to a loan or a Capital Lease) in an aggregate amount not exceeding $1,000,000 during any single fiscal year of the Company and $3,000,000 in the aggregate during the term of this Agreement at any time outstanding, and any renewals or refinancing of such Indebtedness, on substantially the same terms or terms that are not more burdensome on the Company as in effect on the date of incurrence of such Indebtedness and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof; provided, further, that the principal amount of such renewed or refinanced Indebtedness shall not exceed the principal amount of the Indebtedness so renewed or refinanced and shall in no event exceed the caps set forth above:

(f)Indebtedness in respect of Hedging Contracts authorized as required under Section 8.9 of the Senior Loan Agreement and Hedging Contracts entered into in the ordinary course of business related loans from the Federal Home Loan Bank of Indiana for interest rate management and not for speculative purposes.

(g)Guaranty Obligations to the extent permitted under Section 10.7;

(h)Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations or to or for the benefit of any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(i)additional unsecured Indebtedness of the Company and its Subsidiaries not otherwise described above, not in excess of $1,500,000 in aggregate principal amount at any one time outstanding, provided that no Default or Event of Default shall have occurred and be continuing at the time of incurring such Indebtedness or shall result from the incurrence of such Indebtedness; and

(j)Loans from the Federal Home Loan Bank of Indiana issued or created for the account of the Insurance Subsidiaries.

Section 1.4.Section 10.7 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

10.7Restriction on Guarantees.

The Company will not, and will not permit its Subsidiaries to, enter into any Guaranty of any Indebtedness of any other Person, except (i) by endorsement for deposit in the ordinary course of business, (ii) guarantees of Indebtedness otherwise permitted pursuant to Section 10.2, (iii) any guarantees required by regulatory authorities and (iv) guarantees of Indebtedness of other Persons (including joint ventures) to the extent such indebtedness is permitted hereunder and under the Senior Loan Agreement and such guarantees constitute investments permitted under Section 9.10 of the Senior Loan Agreement.

Section 1.5.Section 11.1 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

11.1Tangible Net Worth.

Maintain as of the end of each fiscal quarter of the Company a Tangible Net Worth of not less than $45,000,000 as of June 30, 2018 and each fiscal quarter thereafter.

Section 1.6.The section heading of Section 11.6 of the Note Purchase Agreement is amended and restated in its entirety to read as follows: “Consolidated Debt to Capital.”

Section 1.7.Section 11.6 of the Note Purchase Agreement is amended and restated in its entirety to read as follows:

Commencing with the fiscal quarter ending June 30, 2018, not permit the ratio of the total Consolidated Indebtedness (excluding from the calculation of Consolidated Indebtedness any loans from the Federal Home Loan Bank of Indiana the proceeds of which were used solely to make investments as permitted under Section 9.10(a) of the Senior Loan Agreement and Indebtedness under Hedging Contracts related to such Indebtedness) to the Total Capital to exceed 0.45 to 1.00.  For purposes of the foregoing calculation, solely with respect to any revolving credit facility of the Company permitted to be incurred hereunder, only amounts drawn or otherwise outstanding thereunder shall be considered Indebtedness.

Section 2.	Representations and Warranties of the Company.

Section 2.1.To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a)this First Amendment has been duly authorized, executed and delivered by the Company and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)the execution, delivery and performance by the Company of this First Amendment (i) have been duly authorized by all requisite corporate action and, if required, shareholder action and (ii) do not require the consent or approval of any governmental or regulatory body or agency; and

(c)as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.
Section 3.	Conditions to Effectiveness of This First Amendment.
Section 3.1.This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 50% of the outstanding principal of the Notes, shall have been delivered to the holders of Notes;

(b)the holders of Notes shall have received evidence satisfactory to them that the Company has entered into the Senior Loan Agreement; and
(c)the recitals set forth above and the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof; and
(d)the Noteholders shall have been reimbursed for all reasonable and documented expenses incurred relating to this First Amendment.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

Section 4.	Miscellaneous.

Section 4.1.This First Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2.Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Purchase Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 4.3.The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4.This First Amendment shall be governed by and construed in accordance with New York law, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 4.5.The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment as of the date first set forth above.

CONIFER HOLDINGS, INC.

By
Brian Roney

Its:  President

[Signature Page to Second Amendment]

Accepted and agreed to on the date first written above:

Elanus Capital Investments Master SP Series 3

By

Matthew Moniot

Its:Sole Director

[Signature Page to Second Amendment]